Exhibit 5.1

[Letterhead of Ropes & Gray LLP]

November 17, 2004

Reebok International Ltd.

1895 J. W. Foster Boulevard

Canton, Massachusetts 02021

Ladies and Gentlemen:

We have acted as counsel to Reebok International Ltd., a Massachusetts corporation (the “Company”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement includes a prospectus which provides for the issuance by the Company in an exchange offer (the “Exchange Offer”) of up to $350,000,000 aggregate principal amount of Series B 2% Convertible Debentures due May 1, 2024 (the “New Securities”) which are convertible into cash and shares of the Company’s common stock, $0.01 par value per share (the “Shares”). The New Securities will be offered by the Company in exchange for a like principal amount of the Company’s outstanding 2% Convertible Debentures due May 1, 2024 (the “Original Securities”). The New Securities are to be issued pursuant to an Indenture to be dated as of the date of initial issuance of the New Securities between the Company and U.S. Bank National Association (the “Indenture”).

In connection with this opinion, we have examined the Registration Statement, the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement, and the Common Stock Rights Agreement dated as of June 5, 2000, as amended (the “Rights Agreement”), between the Company and American Stock Transfer & Trust Company, as Rights Agent, pursuant to which the common stock purchase rights (the “Rights”) associated with the Shares are to be issued. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of documents and records and have made investigation of fact and examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting our investigation, we have relied, without independent verification, on the accuracy of certificates of public officials, officers and representatives of the Company and other appropriate persons.

We express no opinion as to the applicability of, compliance with or effect of federal law or the law of any jurisdiction other than The Commonwealth of Massachusetts, the laws of the State of New York and the federal laws of the United States of America.

Based upon the foregoing, we are of the opinion that:

1. When the New Securities have been duly executed, authenticated and issued in accordance with the provisions of the Indenture and have been delivered against receipt of the Original Securities surrendered in exchange therefor upon completion of the Exchange Offer, the New Securities constitute valid and binding obligations of the Company enforceable against it in accordance with their terms.

2. The Shares have been duly authorized and, when issued upon conversion of the New Securities, will be validly issued, fully paid and nonassessable.

3. The Rights that, pursuant to the Rights Agreement, are to be issued with the Shares will, upon issuance in accordance with the Rights Agreement, be valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

Our opinions in paragraphs 1 and 3 are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity. In particular, in connection with our opinion in paragraph 3, we note that the enforceability of the Rights against the Company may depend on whether a court believes that maintaining the Rights Agreement is a reasonable response to any particular proposal to acquire the Company.

We hereby consent to the filing of this opinion as part of the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP